                                           THIS DOCUMENT IS A COPY OF THE 13G/A
                                           PREVIOUSLY FILED ON FEBRUARY 18, 1997
                                           PURSUANT TO A RULE 201 TEMPORARY
                                           HARDSHIP EXEMPTION.

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*
                                         ------

                            Unison Software, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                 Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 90919 P 10 5
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  6  Pages
                                        ---

CUSIP No. 90919 P 10 5                13G                 Page  2  of  6  Pages
          ------------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Lee Family Trust U/D/T dated December 12, 1990
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     California
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   1,492,435*
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                           0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   1,492,435*
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                           0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,492,435*
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     18.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
* Includes 4,000 shares issuable upon exercise of options within 60 days of 12/31/96

CUSIP No. 90919 P 10 5                13G                 Page  3 of  6  Pages
          ------------                                         ---   ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Don H. Lee, Trustee
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     US Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                   4,000*
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power               1,488,435
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                   4,000*
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power               1,488,435
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,492,435*
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     18.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
* Includes 4,000 shares issuable upon exercise of options within 60 days of 12/31/96

CUSIP No. 90919 P 10 5                13G                 Page  4  of  6  Pages
          ------------                                         ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Rita M. Lee, Trustee
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     US Citizen
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                           0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                   1,488,435
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                           0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   1,488,435
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,488,435*
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     18.81%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
* Includes 4,000 shares issuable upon exercise of options within 60 days of 12/31/96

                                                          Page  5   of 6  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
             Unison Software, Inc.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            5101 Patrick Henry Drive
            Santa Clara, CA 95054
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING
            Lee Family Trust U/D/T dated December 12, 1990 and Don H. Lee and Rita M. Lee, Trustees
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            c/o Unison Software, Inc.
            5101 Patrick Henry Drive
            Santa Clara, CA 95054
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP
            The trustees, Don H. Lee and Rita M. Lee are U.S. citizens
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER
            90919 P 10 5
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  6  of  6  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        1,492,435*
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        18.81%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              1,492,435*#
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              1,492,435
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              1,492,435*#
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              1,492,435
              -----------------------------------------------------------------

# Includes 4,000 shares issuableupon the exercise of the stock option to purchase shares of Common Stock which are exercisable within 60 days of December 31, 1996 held by Don H. Lee.

* Shared power held by both trustees

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                  Lee Family Trust U/D/T dated December 12, 1990
                                  ----------------------------------------------
                                  (Date)
                                  /s/ Don H. Lee
                                  ----------------------------------------------
                                  Don H. Lee, Trustee

                                  /s/ Rita M. Lee
                                  ----------------------------------------------
                                  Rita M. Lee, Trustee